Exhibit 99.1

First BanCorp. Announces Results for the Quarter Ended June 30, 2015

2015 Second Quarter Highlights and Comparison with First Quarter

  Net loss of $34.1 million, or $0.16 per diluted share, compared to net income of $25.6 million, or $0.12 per diluted share, for the first quarter of 2015. The net loss for the second quarter includes:
    A $48.7 million pre-tax loss on a bulk sale of assets, mostly comprised of non-performing and adversely classified commercial loans, including transaction expenses.
    A $12.9 million other-than-temporary impairment on Puerto Rico Government securities.
    Pre-tax costs of $2.6 million related to the conversion of loan and deposit accounts acquired from Doral Bank (“Doral”) to the First Bank systems completed in the second quarter.
  Adjusted pre-tax income of $20.2 million, excluding the aforementioned items, compared to adjusted pre-tax income of $22.3 million for the first quarter of 2015. Adjusted pre-tax income for the first quarter of 2015 excludes a $13.4 million pre-tax bargain purchase gain on assets acquired and liabilities assumed from Doral and $2.1 million of pre-tax related acquisition and conversion costs.
  As previously announced, the Corporation completed the bulk sale of a commercial loan portfolio with a book value of $147.5 million (principal balance of $196.5 million), comprised mostly of non-performing and adversely classified loans, as well as other real estate owned (“OREO”) with a book value of $2.9 million, for $87.3 million in a cash transaction.
  Adjusted pre-tax, pre-provision income of $47.7 million, compared to $55.4 million for the first quarter of 2015.
  Net interest income increased by $0.8 million to $126.5 million and the net interest margin remained unchanged at 4.18%.
  Provision for loan and lease losses of $74.3 million, including a $46.9 million charge associated with the bulk sale of assets transaction, compared to $33.0 million for the first quarter of 2015.
  Adjusted non-interest income increased by $0.8 million to $20.1 million for the quarter, compared to $19.3 million for the first quarter of 2015. The improvement was primarily due to an increase in revenues from the mortgage banking business and the full quarter contribution of service charges on deposits and fees associated with deposits assumed from Doral in late February 2015.
  Adjusted non-interest expenses for the quarter increased by $9.4 million to $99.1 million compared to $89.6 million for the first quarter of 2015. The increase reflects, among other things, the full quarter impact of interim servicing costs and other recurring operating expenses related to Doral branches acquired, and an increase in OREO losses, employees’ compensation, and professional service fees.
  Income tax benefit of $9.8 million, compared to income tax expense of $8.0 million for the first quarter of 2015.
  Credit quality variances:
    Non-performing assets decreased in the quarter by $109.9 million, or 15%, to $644.4 million, primarily attributable to the bulk sale of assets that included $91.9 million of non-performing commercial and construction loans and $2.9 million of OREO. Excluding the impact of the bulk sale, non-performing assets decreased by $15.2 million.
    New non-performing loan inflows amounted to $44.9 million, or a 62% decrease, compared to inflows of $118.7 million in the first quarter of 2015 that included the migration of the $75.0 million credit facility with the Puerto Rico Electric Power Authority (“PREPA”).

  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of Basel III rules of 19.44%, 16.37%, 16.37%, and 11.94%, respectively, as of June 30, 2015. Tangible common equity ratio of 12.61% as of June 30, 2015.
  Total deposits, excluding brokered certificates of deposits and government deposits, down $138.5 million to $6.7 billion as of June 30, 2015, a decrease primarily reflected in the Florida region.
  Brokered certificates of deposit decreased in the quarter by $241.7 million to $2.3 billion as of June 30, 2015.
  Total loans decreased in the quarter by $269.4 million to $9.3 billion as of June 30, 2015. Commercial and construction loans decreased by $232.0 million, mainly due to the $147.5 million of loans included in the bulk sale of assets, and consumer loans decreased by $38.0 million.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $767.0 million for the second quarter of 2015, compared to $688.9 million for the first quarter of 2015, an increase primarily related to commercial loan originations in the Florida region and an increased volume of residential mortgage loan originations in both the Puerto Rico and Florida regions.
  As of June 30, 2015, the Corporation has $378.5 million of exposure to loans and obligations of the Commonwealth of Puerto Rico central government and instrumentalities, of which $204.3 million, or 53%, represents exposure to municipalities.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 29, 2015--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net loss of $34.1 million for the second quarter of 2015, or $0.16 per diluted share, compared to net income of $25.6 million, or $0.12 per diluted share, for the first quarter of 2015 and net income of $21.2 million, or $0.11 per diluted share, for the second quarter of 2014.

For the second quarter of 2015, the pre-tax loss was $43.9 million compared to pre-tax income of $33.7 million for the first quarter of 2015 and pre-tax income of $20.9 million for the second quarter of 2014. The pre-tax loss for the second quarter of 2015 includes:

  A $48.7 million pre-tax loss on a bulk sale of assets, mostly comprised of non-performing and adversely classified commercial loans, including transaction expenses.
  A $12.9 million other-than-temporary impairment on Puerto Rico Government securities.
  Pre-tax costs of $2.6 million related to the conversion of loan and deposit accounts acquired from Doral to the FirstBank systems completed in the second quarter.

Adjusted pre-tax income for the second quarter of 2015 was $20.2 million, excluding the aforementioned items, compared to adjusted pre-tax income of $22.3 million for the first quarter of 2015, excluding the $13.4 million pre-tax bargain purchase gain on assets acquired and liabilities assumed from Doral and the $2.1 million of pre-tax acquisition and conversion costs incurred in the first quarter.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “Throughout the quarter we updated the market on several important accomplishments: our consent order which had been in place with the FDIC for five years was lifted; and, we executed an accelerated de-risking transaction that improved our asset quality metrics to levels we have not seen since 2009. We also posted our results for the Dodd-Frank Act Stress Test which show that even in a severely adverse economic environment, which we are not currently in, our capital ratios exceed the well-capitalized thresholds throughout the nine-quarter horizon. In addition, during the quarter we successfully completed the integration and rebranding of the acquired Doral branches and mortgage portfolio.

We posted a net loss for the quarter of $34.1 million due largely to the bulk sale transaction. Our profitability was also impacted this quarter by an OTTI charge of $12.9 million that we took on our government securities. Our deposit base remains stable and our cost of deposits are at their lowest level in recent years, our loan originations improved and delinquencies are stable across all of our portfolios.

The Puerto Rico economic situation continues to face hurdles, we know how to operate in an adverse economy and have been doing so for years. We are prepared to manage through more challenging economic conditions and as our stress tests reflect we have the capital strength and market position to not only do so but to take advantage of opportunities that also appear in challenging times. The reality is that the franchise has never been stronger and poised to increase shareholder value. We encourage our government officials to work together with the private industry and provide more clarity to the market in order to remove uncertainty and avoid further economic deterioration.

That said, we have a plan and we are well-prepared to execute. The successful integration of our recent acquisition and de-risking will drive bottom line results in the quarters to come.”

This press release includes certain non-GAAP financial measures, including adjusted pre-tax income, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of the bulk sale of assets, the other-than-temporary impairment on Puerto Rico Government debt securities, and the bargain purchase gain and acquisition and conversion costs related to the Doral transaction, and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

RECENT EVENTS

Bulk Sale of Assets

As previously announced, during the second quarter of 2015 the Corporation completed the sale of commercial and construction loans with a book value of $147.5 million (principal balance of $196.5 million), comprised mostly of non-performing and adversely classified loans, as well as OREO with a book value of $2.9 million, in a cash transaction. The sale price of this bulk sale was $87.3 million. Approximately $15.3 million of reserves had been allocated to the loans. This transaction resulted in total charge-offs of $61.4 million and an incremental pre-tax loss of $48.7 million, including $0.9 million in professional service fees directly attributable to the bulk sale.

The inclusion of the $61.4 million of charge-offs from the bulk sale in the historical loss rates had an impact of approximately $15.5 million on the general reserve for loan losses determined for loans collectively evaluated for impairment.

Doral Bank Transaction

During the second quarter of 2015, the Corporation successfully completed the system conversion of loan and deposit accounts acquired from Doral to the FirstBank systems and recorded approximately $2.6 million of pre-tax conversion costs in the second quarter compared to $2.1 million in the first quarter of 2015. In addition, the Corporation incurred approximately $2.4 million in interim servicing costs in the second quarter compared to $1.2 million in the first quarter of 2015. As previously reported, the Corporation recorded in the first quarter of 2015 a $13.4 million pre-tax bargain purchase gain in connection with assets acquired and liabilities assumed from Doral.

Other-Than-Temporary Impairment on Puerto Rico Government Obligations

During the second quarter of 2015, the Corporation recorded a $12.9 million other-than-temporary impairment (“OTTI”) on three Puerto Rico Government debt securities held by the Corporation as part of its available for sale securities portfolio, specifically bonds of the Government Development Bank for Puerto Rico and the Puerto Rico Public Buildings Authority. The credit-related impairment loss estimate is based on the probability of default and loss severity in the event of default in consideration of the debt securities credit ratings and the latest available information about the Puerto Rico Government’s financial condition, including the Puerto Rico Government’s intentions to restructure its outstanding bond obligations. Given the significant uncertainty of a debt restructuring process, the Corporation cannot be certain that future impairment charges will not be required on these securities. As of June 30, 2015, the Corporation owns Puerto Rico Government debt securities in the aggregate amount of $52.7 million (net of the $12.9 million OTTI), carried on its books at a fair value of $34.6 million.

The following table shows a reconciliation of certain non-GAAP financial measures (“adjusted net charge-offs,” “adjusted provision for loan and lease losses,” “adjusted non-interest income,” “adjusted non-interest expenses,” and “adjusted pre-tax income”), which reflect the exclusion of the realized loss on the bulk sale of assets, the OTTI charge on Puerto Rico Government debt securities, system conversion costs related to the Doral transaction and the bargain purchase gain, to the corresponding measures calculated and presented in accordance with GAAP.

NON-GAAP RECONCILIATION

(Dollars in thousands)
Second Quarter of 2015	As Reported (GAAP)	Bulk Sale Transaction Impact	Acquisition and Conversion Costs	OTTI on Puerto Rico Government Debt Securities	Excluding Bulk Sale Transaction, acquisition and conversion costs and OTTI on Puerto Rico Government Debt Securities (Non-GAAP)

Total net charge-offs (1)	$78,812	$61,435	$-	$-	$17,377
Total net charge-offs to average loans	3.35%				0.75%
Commercial mortgage	41,665	37,590	-	-	4,075
Commercial mortgage loans net charge-offs to average loans	10.37%				1.06%
Commercial and Industrial	20,417	20,570	-	-	(153)
Commercial and Industrial loans net charge-offs (recoveries) to average loans	3.41%				-0.03%
Construction	2,083	3,275	-	-	(1,192)
Construction loans net charge-offs (recoveries) to average loans	4.90%				-2.94%

Provision for loan and lease losses	$74,266	$46,947	$-	$-	$27,319

Non-interest income	$6,670	$552	$-	$12,856	$20,078
Net (loss) gain on investments and impairments	(13,097)	-	-	12,856	(241)
Other non-interest income	9,785	552	-	-	10,337

Non-interest expenses	$102,799	$1,168	$2,562	$-	$99,069
Employees' compensation and benefits	37,945		104	-	37,841
Professional fees	19,005	918	1,983	-	16,104
Business promotion	3,934	-	274	-	3,660
Net loss on OREO operations	4,874	250	-	-	4,624
Other expenses	12,055	-	201	-	11,854

Pre-tax (loss) income	$(43,918)	$48,667	$2,562	$12,856	$20,167

(1) Charge-offs percentages annualized.

(Dollars in thousands)

First Quarter of 2015	As Reported (GAAP)	Bargain Purchase Gain	Acquisition and Conversion Costs	OTTI on Puerto Rico Government Debt Securities	Excluding Bargain Purchase Gain and acquisition and conversion costs (Non-GAAP)

Non-interest income	$32,729	$(13,443)	$-	$-	$19,286
Bargain Purchase Gain	13,443	(13,443)	-	-	-

Non-interest expenses	$91,728	$-	$2,084	$-	$89,644
Occupancy and equipment	14,349	-	118	-	14,231
Professional fees	15,218	-	1,726	-	13,492
Business promotion	2,868	-	163	-	2,705
Other expenses	11,150	-	77	-	11,073

Pre-tax income	$33,678	$(13,443)	$2,084	$-	$22,319

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful in analyzing performance. This metric is earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses and impairments, fair value adjustments on derivatives and equity in earnings or loss of unconsolidated entity up until the second quarter of 2014 when the value of the investment became zero. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about this non-GAAP financial measure, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters including adjusted pre-tax, pre-provision income of $47.7 million in the second quarter of 2015, down $7.7 million from the prior quarter:

(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014

(Loss) income before income taxes	$(43,918)	$33,678	$29,454	$23,265	$20,949
Add: Provision for loan and lease losses	74,266	32,970	23,872	26,999	26,744
Add/Less: Net loss (gain) on investments and impairments	13,097	156	172	245	(291)

Less: Unrealized gain on derivative instruments	-	-	(265)	(418)	(262)
Less: Prepayment penalty collected on a commercial mortgage loan	-	-	(2,546)	-	-
Less: Bargain purchase gain on assets acquired/deposits assumed from Doral	-	(13,443)	-	-	-
Add: Non-recurring expenses for acquisition of loans/assumption of deposits from Doral	2,562	2,084	-	659	576
Add: Loss on a commercial mortgage loan held for sale and certain OREOs included in the bulk sale of assets	802	-	-	-	-
Add: Bulk sale of assets related expenses	918	-	-	-	-
Add: Branch consolidations and restructuring expenses	-	-	-	-	236
Add/Less: Equity in loss of unconsolidated entity	-	-	-	-	670
Adjusted pre-tax, pre-provision income (1)	$47,727	$55,445	$50,687	$50,750	$48,622

Change from most recent prior quarter-amount	$(7,718)	$4,758	$(63)	$2,128	$(8,278)
Change from most recent prior quarter-percentage	-13.9%	9.4%	-0.1%	4.4%	-14.5%

(1) See "Basis of Presentation" for definition.

The decrease in adjusted pre-tax, pre-provision income from the 2015 first quarter primarily reflected:

  A $9.4 million increase in adjusted non-interest expenses of $99.1 million for the second quarter of 2015, as compared to $89.6 million for the first quarter of 2015, primarily reflecting the impact of interim servicing costs and other recurring operating expenses related to the acquired Doral branches, and an increase in OREO losses, employees’ compensation, and professional service fees expenses. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses exclude certain costs that were considered non-recurring such as expenses and losses directly attributable to the bulk sale of assets in the second quarter of 2015 and acquisition and conversion costs related to the Doral transaction. See Recent Events-Non-GAAP Reconciliation section above for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Partially offset by:

  A $0.8 million increase in adjusted non-interest income of $20.1 million for the second quarter of 2015, as compared to $19.3 million for the first quarter of 2015, mainly due to an increase in revenues from the mortgage banking business and the full quarter contribution of service charges on deposits and fees associated with deposits assumed from Doral. See Non-Interest Income section below for additional information.

Adjusted non-interest income excludes the loss on a commercial mortgage loan held for sale included in the bulk sale of assets completed in the second quarter of 2015, the bargain purchase gain on assets acquired and deposits assumed from Doral in the first quarter of 2015 and the OTTI charge on Puerto Rico Government debt securities. See Recent Events-Non-GAAP Reconciliation section above for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

  A $0.8 million increase in net interest income primarily reflecting the full quarter contribution of the residential mortgage loan portfolio acquired from Doral in late February 2015 and a decrease in interest expense achieved through the reduction in the average balance of brokered CDs and the benefit from the offsetting accounting for a reverse repurchase agreement entered into in the second quarter, partially offset by a higher premium amortization expense on U.S. agency mortgage-backed securities (“MBS”) and the decrease in interest income earned on the commercial and consumer loan portfolios. See Net Interest Income discussion below for additional information.

NET INTEREST INCOME

The following table reconciles net interest income in accordance with GAAP to net interest income excluding fair value adjustments (unrealized gains in the table) on derivatives (“valuations”) and the $2.5 million prepayment penalty collected on a commercial mortgage loan paid off in the fourth quarter of 2014, and net interest income on a tax-equivalent basis. Net interest income, excluding valuations and the aforementioned $2.5 million prepayment penalty, and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and Prepayment Penalty, and on a Tax-Equivalent Basis” below for additional information.) The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and the prepayment penalty, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Net Interest Income
Interest income - GAAP	$151,632	$152,485	$158,293	$156,662	$158,423
Unrealized gain on
derivative instruments	-	-	(265)	(418)	(262)
Interest income excluding valuations	151,632	152,485	158,028	156,244	158,161
Prepayment penalty on a commercial mortgage loan tied to an interest rate swap	-	-	(2,546)	-	-
Interest income excluding valuations and a $2.5 million prepayment penalty collected	151,632	152,485	155,482	156,244	158,161
Tax-equivalent adjustment	4,623	4,005	3,968	3,995	5,005
Prepayment penalty collected on a commercial mortgage loan	-	-	2,546	-	-
Interest income on a tax-equivalent basis excluding valuations	156,255	156,490	161,996	160,239	163,166

Interest expense - GAAP	25,155	26,838	29,141	28,968	28,516

Net interest income - GAAP	$126,477	$125,647	$129,152	$127,694	$129,907

Net interest income excluding valuations and a $2.5 million prepayment penalty collected	$126,477	$125,647	$126,341	$127,276	$129,645

Net interest income on a tax-equivalent basis excluding valuations	$131,100	$129,652	$132,855	$131,271	$134,650

Average Balances
Loans and leases	$9,409,417	$9,379,755	$9,488,427	$9,476,576	$9,560,792
Total securities and other short-term investments	2,741,466	2,808,330	2,764,390	2,768,923	2,811,178
Average interest-earning assets	$12,150,883	$12,188,085	$12,252,817	$12,245,499	$12,371,970

Average interest-bearing liabilities	$9,768,667	$10,042,209	$10,186,134	$10,245,634	$10,395,437

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.01%	5.07%	5.13%	5.08%	5.14%
Average rate on interest-bearing liabilities - GAAP	1.03%	1.08%	1.14%	1.12%	1.10%
Net interest spread - GAAP	3.98%	3.99%	3.99%	3.96%	4.04%
Net interest margin - GAAP	4.18%	4.18%	4.18%	4.14%	4.21%

Average yield on interest-earning assets excluding valuations and a $2.5 million prepayment penalty	5.01%	5.07%	5.03%	5.06%	5.13%
Average rate on interest-bearing liabilities excluding valuations	1.03%	1.08%	1.14%	1.12%	1.10%
Net interest spread excluding valuations and a $2.5 million prepayment penalty collected	3.98%	3.99%	3.89%	3.94%	4.03%
Net interest margin excluding valuations and a $2.5 million prepayment penalty collected	4.18%	4.18%	4.09%	4.12%	4.20%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.16%	5.21%	5.25%	5.19%	5.29%
Average rate on interest-bearing liabilities excluding valuations	1.03%	1.08%	1.14%	1.12%	1.10%
Net interest spread on a tax-equivalent basis and excluding valuations	4.14%	4.13%	4.11%	4.07%	4.19%
Net interest margin on a tax-equivalent basis and excluding valuations	4.33%	4.31%	4.30%	4.25%	4.37%

Net interest income amounted to $126.5 million, an increase of $0.8 million when compared to the first quarter of 2015. The net interest margin remained unchanged at 4.18% for the second quarter of 2015 compared to the first quarter of 2015. The increase in net interest income was mainly due to:

  A $2.8 million increase in interest income on residential mortgage loans primarily reflecting the full quarter contribution of loans acquired from Doral in late February 2015. Interest income on this residential mortgage loan portfolio acquired from Doral amounted to $4.6 million in the second quarter of 2015 compared to $1.6 million in the first quarter of 2015, an increase of $3.0 million.
  A $1.7 million decrease in total interest expense primarily driven by: (i) a $1.0 million decrease in interest expense on repurchase agreements mainly reflecting the effect of the netting in accordance with GAAP of the $0.8 million interest income earned on a $200 million reverse repurchase agreement entered into in April 2015 as part of an agreement with an existing counterparty against interest expense on repurchase agreements with such counterparty, and the full quarter impact of the $400 million repurchase agreements restructured in the first quarter, and (ii) a $0.7 million decrease in interest expense on deposits (net of a $0.2 million increase associated with the full quarter impact of deposits acquired from Doral) mainly related to the $298.7 million decrease in the average balance of brokered CDs and lower rates paid on interest-bearing deposits.

Partially offset by:

  A $1.6 million decrease in interest income on U.S. agency MBS mainly due to a higher premium amortization expense as prepayment speeds accelerated during the second quarter.
  A $1.5 million decrease in interest income on commercial and construction loans adversely impacted by a decrease of $0.6 million related to interest income recorded in the first quarter on loans sold as part of the bulk sale and approximately $0.9 million in interest payments received in the second quarter from the PREPA credit facility accounted for on a cost recovery basis.
  A $0.8 million decrease in interest income on consumer loans driven by a $43.8 million decrease in the average volume of loans, primarily auto loans.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the second quarter of 2015 was $74.3 million, including the $46.9 million charge associated with the bulk sale transaction, compared to $33.0 million for the first quarter of 2015. Excluding the $46.9 million charge related to the bulk sale, the provision decreased by $5.7 million driven by the following variances:

  An $11.5 million decrease in the provision for consumer loans mainly due to lower historical loss rates that reflect, among other things, improvements in charge-off trends and declining loss severity rates on auto loans. Consumer loans net charge-offs decreased by $4.8 million in the second quarter, as compared to the first quarter of 2015, driven by loan loss recoveries of $2.7 million on the sale of certain auto and personal loans that had been fully charged-off in prior periods. The decrease in the provision also reflects the decline in the size of this portfolio.

Partially offset by:

  A $4.0 million increase in the provision for construction and commercial loans driven by a $15.5 million increase to the general reserves as a result of the incorporation of the $61.4 million of charge-offs from the bulk sale in the historical loss rates used to estimate inherent losses for non-impaired loans, partially offset by a decrease of approximately $8.0 million related to adjustments to general reserve factors applied to some asset classifications for improvements in loans’ migration experience and a $2.9 million increase in loan loss recoveries that was mainly associated with loans in the Florida region.

  A $1.9 million increase in the provision for residential mortgage loans driven by a reserve of $3.1 million established in the second quarter attributable to the purchased credit-impaired loans acquired from Doral in May 2014. The reserve is driven by a revision to the expected cash flows of the portfolio for the remaining term of the loan pool based on market conditions. This was partially offset by a $1.8 million decrease in residential mortgage loans net charge-offs.

See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses, including variances in charge-offs and loss recoveries.

NON-INTEREST INCOME

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2015	2015	2014	2014	2014

Service charges on deposit accounts	$5,219	$4,555	$4,155	$4,205	$4,222
Mortgage banking activities	4,763	3,618	4,472	3,809	3,036
Net (loss) gain on investments and impairments	(13,097)	(156)	(172)	(245)	291
Other operating income	9,785	11,269	9,438	8,405	9,052
Bargain purchase gain	-	13,443	-	-	-
Equity in loss of unconsolidated entity	-	-	-	-	(670)

Non-interest income	$6,670	$32,729	$17,893	$16,174	$15,931

Non-interest income for the second quarter of 2015 amounted to $6.7 million, compared to $32.7 million for the first quarter of 2015. Excluding the $12.9 million OTTI charge on Puerto Rico Government debt securities in the second quarter of 2015, the $0.6 million pre-tax loss on a commercial mortgage loan held for sale included in the bulk sale of assets in the second quarter of 2015 and the $13.4 million pre-tax bargain purchase gain on the assets acquired and liabilities assumed from Doral recorded in the first quarter of 2015, adjusted non-interest income increased by $0.8 million. The increase was primarily due to:

  A $1.1 million increase in revenues from the mortgage banking business driven by a higher volume of sales in the secondary market. Loans sold and securitized in the secondary market to U.S. government-sponsored entities amounted to $121.2 million with a related gain of $3.4 million in the second quarter of 2015, compared to $85.3 million with a related gain of $2.9 million in the first quarter of 2015. In addition, there was a $0.6 million increase in income from mortgage hedging activities related to gains/losses on to-be-announced (TBAs) MBS forward contracts.
  A $0.6 million increase in service charges on deposits and an increase of $0.3 million in other fees reflecting the full quarter contribution of deposits assumed from Doral late in February 2015.

Partially offset by:

  A $1.5 million decrease in income from insurance commissions, mainly reflecting seasonal contingent commissions received in the first quarter by the insurance agency based on the prior year’s production of insurance policies.

NON-INTEREST EXPENSES

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2015	2015	2014	2014	2014

Employees' compensation and benefits	$37,841	$35,654	$33,854	$33,877	$34,793
Occupancy and equipment	15,059	14,231	14,763	14,727	14,246
Deposit insurance premium	5,405	5,770	6,682	8,335	9,579
Other insurance and supervisory fees	1,391	1,090	1,182	1,158	1,205
Taxes, other than income taxes	3,131	3,001	4,482	4,528	4,504
Professional fees:
Collections, appraisals and other credit related fees	3,777	3,432	4,244	2,914	2,717
Outsourcing technology services	4,789	4,704	4,775	4,840	4,600
Other professional fees	7,539	5,356	4,420	3,641	4,073
Credit and debit card processing expenses	3,945	3,957	4,002	3,741	3,882
Branch consolidations and restructuring expenses	-	-	-	-	236
Business promotion	3,660	2,705	4,491	3,925	4,142
Communications	2,045	1,608	1,851	2,143	1,894
Net loss on OREO operations	4,624	2,628	3,655	4,326	6,778
Loss on sale of certain OREOs included in the bulk sale	250	-	-	-	-
Bulk sale of assets related expenses	918	-	-	-	-
Acquisitions of loans/assumption of deposits from Doral non-recurring expenses	2,562	2,084	-	659	576
Other	5,863	5,508	5,318	4,790	4,920
Total	$102,799	$91,728	$93,719	$93,604	$98,145

Non-interest expenses in the second quarter of 2015 amounted to $102.8 million, an increase of $11.1 million from $91.7 million for the first quarter of 2015. Excluding non-recurring acquisition and conversion costs related to the Doral transaction of $2.6 million and $2.1 million for the second quarter and first quarter of 2015, respectively, and $1.2 million of expenses and losses directly associated with the bulk sale transaction in the second quarter, non-interest expenses increased to $99.1 million for the second quarter of 2015 from $89.6 million in the first quarter. The main drivers of the increase were:

  A $2.6 million increase in adjusted professional service fees due to, among other things, a $1.2 million increase in interim servicing costs related to loans and deposits acquired from Doral, as the conversion to the FirstBank systems was completed two months into the second quarter. The Corporation incurred approximately $2.4 million in interim servicing costs in the second quarter compared to $1.2 million in the first quarter of 2015. Upon completion of the conversion, the ongoing costs related to the processing and maintenance of these accounts are lower. In addition, there was an increase of $1.3 million in consulting and legal expenses for special projects as well as strategic, stress testing and capital planning matters that are not expected to be incurred on an ongoing basis.
  A $2.2 million increase in adjusted employees’ compensation and benefit expenses mainly due to salary merit increases that became effective early in the second quarter that accounted for approximately $1.4 million of the increase, including $0.2 million of lump-sum payments, and the full quarter impact of personnel costs related to branches acquired from Doral that account for approximately $0.4 million of the increase. In addition, there was an increase of approximately $0.4 million for one additional business day in the second quarter, as compared to the first quarter of 2015.
  A $2.0 million increase in adjusted OREO losses driven by higher write-downs to commercial OREO properties. Write-downs on OREO properties amounted to $4.6 million in the second quarter of 2015, primarily related to one commercial property in Puerto Rico, compared to $3.0 million in the first quarter of 2015. In addition there was a $0.9 million decrease in realized gains at the time of disposition, as the previous quarter included a gain of $1.3 million on the sale of certain commercial OREO properties. These variances were partially offset by a $0.4 million increase in rental income on OREO properties.
  A $1.0 million increase in adjusted business promotion expenses, primarily attributable to the seasonality of marketing campaigns.
  A $0.8 million increase in adjusted occupancy and equipment costs primarily related to the full quarter impact of rental, depreciation and maintenance expenses associated with the acquired Doral branches that account for $0.6 million of the increase.
  A $0.8 million aggregate increase in communications and other operating expenses in the table above, including increases of $0.3 million in the core deposit intangible amortization and $0.3 million in communications, supplies, and processing expenses that reflect the full quarter impact of the acquired Doral branches.

See Recent Events-Non-GAAP Reconciliation section above for a reconciliation of the non-GAAP financial measures, adjusted professional service fees, adjusted employees’ compensation and benefit expenses, adjusted OREO losses, adjusted business promotion expenses and adjusted occupancy and equipment costs, to the corresponding GAAP measures.

INCOME TAXES

The Corporation recorded an income tax benefit for the second quarter of 2015 of $9.8 million compared to an income tax expense of $8.0 million for the first quarter of 2015. As of June 30, 2015, the Corporation had a net deferred tax asset of $310.4 million (net of a valuation allowance of $204.9 million, including a valuation allowance of $179.7 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY
Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Non-performing loans held for investment:
Residential mortgage	$175,035	$172,583	$180,707	$185,025	$175,404
Commercial mortgage	95,088	142,385	148,473	169,967	166,218
Commercial and Industrial	143,935	186,500	122,547	130,917	143,669
Construction	16,118	27,163	29,354	30,111	38,830
Consumer and Finance leases	33,397	34,913	42,815	43,496	40,510
Total non-performing loans held for investment	463,573	563,544	523,896	559,516	564,631

OREO	122,129	122,628	124,003	112,803	121,842
Other repossessed property	10,706	13,585	14,229	17,467	16,114
Total non-performing assets, excluding loans held for sale	$596,408	$699,757	$662,128	$689,786	$702,587

Non-performing loans held for sale	48,032	54,588	54,641	54,641	54,755
Total non-performing assets, including loans held for sale (1)	$644,440	$754,345	$716,769	$744,427	$757,342

Past-due loans 90 days and still accruing (2)	$196,547	$178,572	$162,887	$143,535	$143,916
Non-performing loans held for investment to total loans held for investment	5.03%	5.94%	5.66%	6.01%	5.96%
Non-performing loans to total loans	5.50%	6.46%	6.19%	6.54%	6.49%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	4.76%	5.34%	5.22%	5.48%	5.63%
Non-performing assets to total assets	5.12%	5.74%	5.63%	5.89%	6.05%

(1)	Purchased credit impaired loans of $178.5 million accounted for under ASC 310-30 as of June 30, 2015, primarily mortgage loans acquired from Doral in the first quarter of 2015 and second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2015 of approximately $18.2 million, primarily related to loans acquired from Doral in the first quarter of 2015 and second quarter of 2014.

Credit quality metrics variances:

  Total non-performing assets decreased by $109.9 million to $644.4 million as of June 30, 2015, compared to $754.3 million as of March 31, 2015. Total non-performing loans, including non-performing loans held for sale, decreased by $106.5 million, or 17%, from the first quarter of 2015. The decrease in non-performing assets was primarily attributable to the bulk sale of assets that included $91.9 million of non-performing commercial and construction loans and $2.9 million of OREO. Excluding the impact of the bulk sale, non-performing assets decreased by $15.2 million primarily due to certain commercial loans brought current, charge-offs and cash collections.

  Inflows to non-performing loans held for investment were $44.9 million, a decrease of $73.8 million, or 62%, compared to inflows of $118.7 million in the first quarter of 2015 that included the $75.0 million credit facility of PREPA. Excluding the aforementioned $75.0 million credit facility to PREPA, total inflows in the second quarter remained relatively flat compared to the first quarter of 2015.
  Adversely classified commercial and construction loans held for investment decreased by $93.3 million to $411.0 million, or 19% from the first quarter of 2015, driven by the bulk sale of assets that included $146.6 million of adversely classified loans, partially offset by the migration of approximately $44.4 million of syndicated commercial loan participations to adverse classification categories.
  The OREO balance decreased by $0.5 million, driven by sales of $9.1 million and valuation adjustments of $6.6 million, partially offset by additions of $15.2 million in the second quarter of 2015.
  Total Troubled Debt Restructurings (“TDRs”) held for investment were $634.8 million as of June 30, 2015, down $70.4 million, or 10% from March 31, 2015, driven by the bulk sale of assets that included $89.4 million of TDRs. Approximately $400.8 million of total TDRs held for investment were in accrual status as of June 30, 2015.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30,		March 31,	December 31,	September 30,	June 30,
	2015		2015	2014	2014	2014

Allowance for loan and lease losses, beginning of period	$226,064		$222,395	$225,434	$241,177	$266,778
Provision for loan and lease losses	74,266	(1)	32,970	23,872	26,999	26,744	(6)
Net (charge-offs) recoveries of loans:
Residential mortgage	(3,257)		(5,094)	(6,522)	(5,734)	(4,687)
Commercial mortgage	(41,665)	(2)	(3,730)	(1,383)	1,116	(9,126)
Commercial and Industrial	(20,417)	(3)	(3,895)	(992)	(16,431)	(19,036)	(7)
Construction	(2,083)	(4)	(398)	680	(3,205)	(2,606)
Consumer and finance leases	(11,390)		(16,184)	(18,694)	(18,488)	(16,890)
Net charge-offs	(78,812)	(5)	(29,301)	(26,911)	(42,742)	(52,345)	(7)
Allowance for loan and lease losses, end of period	$221,518		$226,064	$222,395	$225,434	$241,177

Allowance for loan and lease losses to period end total loans held for investment	2.40%		2.38%	2.40%	2.42%	2.55%
Net charge-offs (annualized) to average loans outstanding during the period	3.35%		1.25%	1.13%	1.80%	2.19%
Net charge-offs (annualized), excluding charge-offs of $61.4 million related to the bulk sale of assets in the second quarter of 2015 and $6.9 million related to the acquisition of mortgage loans from Doral in the second quarter of 2014, to average loans outstanding during the period	0.75%		1.25%	1.13%	1.80%	1.90%
Provision for loan and lease losses to net charge-offs during the period	0.94x		1.13x	0.89x	0.63x	0.51x

Provision for loan and lease losses to net charge-offs during the period, excluding impact of the bulk sale of assets in the second quarter of 2015 and the acquisition of mortgage loans from Doral in the second quarter of 2014

	1.57x		1.13x	0.89x	0.63x	0.56x
(1) Includes provision of $46.9 million associated with the bulk sale of assets.
(2) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets.
(3) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets.
(4) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets.
(5) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets.
(6) Includes a provision of $1.4 million associated with the acquisition of mortgage loans from Doral.
(7) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral.

  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.40% as of June 30, 2015, a slight increase from the 2.38% as of March 31, 2015. The ratio of the allowance to non-performing loans held for investment was 47.79% as of June 30, 2015 compared to 40.11% as of March 31, 2015. The increase in the ratio is driven by the reduction in non-performing loans as a result of the bulk sale of assets completed during the second quarter.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2015 and March 31, 2015 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial (including Commercial Mortgage, C&I, and Construction loans)	Consumer and Finance Leases	Total

As of June 30, 2015
Impaired loans:
Principal balance of loans, net of charge-offs	$447,311	$340,052	$37,453	$824,816
Allowance for loan and lease losses	17,136	24,477	8,305	49,918
Allowance for loan and lease losses to principal balance	3.83%	7.20%	22.17%	6.05%

PCI loans:
Carrying value of PCI loans	175,234	3,260	-	178,494
Allowance for PCI loans	3,061	102	-	3,163
Allowance for PCI loans to carrying value	1.75%	3.13%	-	1.77%

Loans with general allowance:
Principal balance of loans	2,704,805	3,647,798	1,861,762	8,214,365
Allowance for loan and lease losses	13,586	100,278	54,573	168,437
Allowance for loan and lease losses to principal balance	0.50%	2.75%	2.93%	2.05%

Total loans held for investment:
Principal balance of loans	$3,327,350	$3,991,110	$1,899,215	$9,217,675
Allowance for loan and lease losses	33,783	124,857	62,878	221,518
Allowance for loan and lease losses to principal balance	1.02%	3.13%	3.31%	2.40%

As of March 31, 2015

Impaired loans:
Principal balance of loans, net of charge-offs	$429,526	$488,614	$36,841	$954,981
Allowance for loan and lease losses	14,862	41,490	5,788	62,140
Allowance for loan and lease losses to principal balance	3.46%	8.49%	15.71%	6.51%

PCI loans:
Carrying value of PCI loans	177,601	3,279	234	181,114
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,724,493	3,724,677	1,900,107	8,349,277
Allowance for loan and lease losses	13,820	87,355	62,749	163,924
Allowance for loan and lease losses to principal balance	0.51%	2.35%	3.30%	1.96%

Total loans held for investment:
Principal balance of loans	$3,331,620	$4,216,570	$1,937,182	$9,485,372
Allowance for loan and lease losses	28,682	128,845	68,537	226,064
Allowance for loan and lease losses to principal balance	0.86%	3.06%	3.54%	2.38%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,		March 31,	December 31,	September 30,	June 30,
	2015		2015	2014	2014	2014

Residential mortgage	0.39%		0.65%	0.87%	0.82%	0.71%

Commercial mortgage	10.37%	(1)	0.90%	0.31%	-0.24%	2.00%

Commercial and Industrial	3.41%	(2)	0.63%	0.16%	2.54%	2.69%	(5)

Construction	4.90%	(3)	0.93%	-1.48%	6.57%	5.25%

Consumer and finance leases	2.38%		3.30%	3.73%	3.62%	3.27%

Total loans	3.35%	(4)	1.25%	1.13%	1.80%	2.19%	(6)

(1) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.06%.
(2) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.03)%.
(3) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (2.94)%.
(4) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.75%.
(5) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.81%.
(6) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.90%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the second quarter of 2015 were $78.8 million, or an annualized 3.35% of average loans, including $61.4 million of charge-offs related to the bulk sale of assets. Excluding the impact of charge-offs related to the bulk sale, total net charge-offs in the second quarter of 2015 were $17.4 million, or an annualized 0.75% of average loans, compared to $29.3 million, or an annualized 1.25%, in the first quarter of 2015. The decrease was mainly related to:

  A $4.8 million decrease in consumer loan net charge-offs, including the effect of $2.7 million of loss recoveries on the sale of certain loans that had been fully charged-off in prior periods.
  A $5.2 million decrease in commercial and construction loan net charge-offs, primarily related to the commercial and industrial loan portfolio in Puerto Rico. In addition, the decrease reflects a $1.6 million increase in loan loss recoveries in the Florida region.
  A $1.8 million decrease in residential mortgage loan net charge-offs.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.6 billion as of June 30, 2015, down $569.1 million from March 31, 2015.

The decrease was mainly due to:

  A $269.4 million decrease in total loans driven by the $147.5 million of loans included in the bulk sale of assets, an additional $84.6 million decrease in commercial and construction loans that included $20.0 million sold in a participation and certain large repayments in Puerto Rico, and a $38.0 million decrease in consumer loans.

Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $767.0 million, compared to $688.9 million in the first quarter of 2015. The increase was mainly due to a $44.8 million increase in residential mortgage loan originations, primarily refinancing and conforming loan originations, and a $58.2 million increase in commercial loan originations in Florida. These figures exclude the credit card utilization activity.

  A $302.0 million decrease in cash and cash equivalents primarily due to funds used for the $200 million reverse repurchase agreement entered into in April 2015 under a master netting arrangement. As mentioned above, this agreement qualifies for offsetting accounting, thus, the reverse repurchase agreement was netted against repurchase agreements in the consolidated statement of financial condition. The remainder of the variance is primarily linked to the decrease in brokered CDs.
  An $8.6 million decrease in investment securities driven by a $15.5 million decrease in the fair value of U.S. agency MBS, a $6.9 million decrease in the fair value of Puerto Rico Government debt securities, the redemption of a $12.0 million U.S. agency debt obligation prior to maturity, and MBS prepayments of approximately $68 million, partially offset by purchases of approximately $97 million (average yield of 2.09%) of U.S. agency securities.

Total liabilities were approximately $10.9 billion as of June 30, 2015, down $531.6 million from March 31, 2015.

The decrease was mainly due to:

  A $138.5 million decrease in deposits, excluding government deposits and brokered CDs, primarily in the Florida region that accounted for $103.9 million of the decrease.
  A $241.7 million decrease in brokered CDs.
  The netting of the $200 million reverse repurchase agreement against a repurchase agreement with the same counterparty, as described above.

Partially offset by:

  A $43.7 million increase in government deposits, primarily transactional accounts of municipalities in Puerto Rico.

Total stockholders’ equity amounted to $1.7 billion as of June 30, 2015, a decrease of $37.5 million from March 31, 2015, mainly driven by:

  The net loss of $34.1 million reported in the second quarter.
  A decrease of $10.2 million in other comprehensive income mainly attributable to the $15.5 million decrease in the fair value of U.S. agency MBS.

Partially offset by:

  The exchange of $5.3 million of trust preferred securities for shares of the Corporation’s common stock. During the second quarter of 2015, the Corporation exchanged trust preferred securities with a liquidation value of $5.3 million for 852,831 shares of the Corporation’s common stock.

On January 1, 2015, the Basel III rules became effective, subject to on-going, multi-year transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital, tier 1 capital and total capital. The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of June 30, 2015 (including the 2015 phase-in of regulatory capital transition provisions) were 16.37%, 16.37%, 19.44% and 11.94%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.15%, 16.15%, 19.20%, and 12.16%, respectively, as of the end of the first quarter of 2015.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of June 30, 2015 of our banking subsidiary, FirstBank Puerto Rico, were 15.81%, 17.85%, 19.13%, and 13.03%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 15.62%, 17.61%, 18.89% and 13.28%, respectively, as of the end of the prior quarter.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 12.61% as of June 30, 2015 from 12.33% as of March 31, 2015.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Tangible Equity:
Total equity - GAAP	$1,668,220	$1,705,750	$1,671,743	$1,324,157	$1,306,001
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(14,854)	(15,622)	(16,389)	(17,235)	(18,080)
Core deposit intangible	(10,283)	(10,914)	(5,420)	(5,810)	(6,200)

Tangible common equity	$1,578,881	$1,615,012	$1,585,732	$1,236,910	$1,217,519

Tangible Assets:
Total assets - GAAP	$12,578,813	$13,147,919	$12,727,835	$12,643,280	$12,523,251
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(14,854)	(15,622)	(16,389)	(17,235)	(18,080)
Core deposit intangible	(10,283)	(10,914)	(5,420)	(5,810)	(6,200)

Tangible assets	$12,525,578	$13,093,285	$12,677,928	$12,592,137	$12,470,873

Common shares outstanding	214,694	213,827	212,985	212,978	212,760

Tangible common equity ratio	12.61%	12.33%	12.51%	9.82%	9.76%
Tangible book value per common share	$7.35	$7.55	$7.45	$5.81	$5.72

Exposure to Puerto Rico Government

As of June 30, 2015, the Corporation had $340.0 million of credit facilities, excluding investment securities, granted to the Puerto Rico Government, its municipalities and public corporations, of which $326.7 million was outstanding (book value of $325.8 million), compared to $321.7 million outstanding as of March 31, 2015. Approximately $204.3 million of the granted credit facilities outstanding consisted of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $23.3 million consisted of loans to units of the central government, and approximately $99.0 million ($98.1 million book value) consisted of loans to public corporations, including the direct exposure to PREPA with a book value of $74.1 million as of June 30, 2015. In addition, the Corporation had $131.0 million outstanding in financings to the hotel industry in Puerto Rico guaranteed by the Puerto Rico Tourism Development Fund as of June 30, 2015, down $1.5 million, compared to $132.5 million outstanding as of March 31, 2015.

The Corporation held $52.7 million of obligations of the Puerto Rico government as part of its available-for-sale investment securities portfolio, net of the $12.9 million other-than-temporary credit impairment recorded in the second quarter, carried on its books at a fair value of $34.6 million as of June 30, 2015.

As of June 30, 2015, the Corporation had $326.9 million of public sector deposits in Puerto Rico, compared to $283.0 million as of March 31, 2015. Approximately 54% is from municipalities in Puerto Rico and 46% is from public corporations and the central government and agencies.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Thursday, July 30, 2015, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until July 29, 2016. A telephone replay will be available one hour after the end of the conference call through August 30, 2015 at (877) 344-7529 or (412) 317-0088 for international callers. The conference number is 10069784.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar statements of a future or forward-looking nature that reflect our current views with respect to future events and financial performance are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the New York Fed and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt and incurring, increasing or guaranteeing debt or repurchasing any capital securities; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s need to receive approval from the New York Fed and the Federal Reserve Board to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; additional adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which has reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets; a credit default by the Puerto Rico government or any of its public corporations or other instrumentalities, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems of the Puerto Rico government and recent credit downgrades of the Puerto Rico government’s debt; the risk that any portion of the unrealized losses in the Corporation’s investment portfolio is determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., the U.S. Virgin Islands and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions, including the recent acquisition of loans and branches of Doral Bank as well as the assumption of deposits at the branches; a need to recognize impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and OTTI of investment securities, fair value adjustments on derivatives, equity in earnings or loss of unconsolidated entity up until the second quarter of 2014 when the value of the investment became zero as well as certain items identified as unusual, non-recurring or non-operating.

In addition, from time to time, adjusted pre-tax, pre-provision income will reflect the omission of revenue or expense items that management judges to be outside of ordinary banking activities or of items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of adjusted pre-tax, pre-provision income that excludes such amounts.

Net Interest Income, Excluding Valuations and Prepayment Penalty, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and a $2.5 million prepayment penalty collected on a commercial mortgage loan paid off in the fourth quarter of 2014, and on a tax-equivalent basis. The presentation of net interest income excluding valuations and the $2.5 million prepayment penalty provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Financial measures adjusted to exclude the effect of the bulk sale of assets, the OTTI charge on Puerto Rico Government debt securities, the bargain purchase gain and certain non-recurring expenses related to the acquisition of loans and assumption of deposits from Doral.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of adjusted net charge-offs, adjusted non-interest expenses, adjusted non-interest income, and adjusted pre-tax income. Adjusted non-interest expenses exclude certain acquisition and conversion costs incurred in the Doral transaction that are considered non-recurring in nature and expenses and losses directly associated with the bulk sale of assets. Adjusted non-interest income excludes the $12.9 million OTTI charge on Puerto Rico Government debt securities recorded in the second quarter of 2015, the $0.6 million loss on a commercial mortgage loan held for sale included as part of the bulk sale of assets in the second quarter, and the $13.4 million bargain purchase gain on assets acquired and deposits assumed from Doral in the first quarter of 2015. Adjusted pre-tax income excludes the effect of all the aforementioned non-recurring items. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. See Recent Events-Non-GAAP Reconciliation section above for reconciliations of these non-GAAP financial measures to the corresponding measures calculated and presented in accordance with GAAP.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2015	2015	2014
ASSETS

Cash and due from banks	$462,934	$767,471	$779,147

Money market investments:
Time deposits with other financial institutions	3,000	300	300
Other short-term investments	216,469	216,665	16,661
Total money market investments	219,469	216,965	16,961

Investment securities available for sale, at fair value	1,965,683	1,974,226	1,965,666

Other equity securities	26,152	26,185	25,752

Total investment securities	1,991,835	2,000,411	1,991,418

Loans, net of allowance for loan and lease losses of $221,518
(March 31, 2015 - $226,064; December 31, 2014 - $222,395)	8,996,157	9,259,308	9,040,041
Loans held for sale, at lower of cost or market	80,026	81,723	76,956
Total loans, net	9,076,183	9,341,031	9,116,997

Premises and equipment, net	164,643	166,799	166,926
Other real estate owned	122,129	122,628	124,003
Accrued interest receivable on loans and investments	50,191	49,302	50,796
Other assets	491,429	483,312	481,587
Total assets	$12,578,813	$13,147,919	$12,727,835

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,271,464	$1,175,943	$900,616
Interest-bearing deposits	8,233,112	8,665,095	8,583,329
Total deposits	9,504,576	9,841,038	9,483,945

Securities sold under agreements to repurchase	700,000	900,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	325,000	325,000	325,000
Other borrowings	226,492	231,959	231,959
Accounts payable and other liabilities	154,525	144,172	115,188
Total liabilities	10,910,593	11,442,169	11,056,092

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued
22,828,174 shares; outstanding 1,444,146 shares; aggregate
liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000
shares; issued, 215,552,377 shares (March 31, 2015 -
214,618,015 shares issued; December 31, 2014 - 213,724,749
shares issued)	21,555	21,462	21,372
Less: Treasury stock (at par value)	(86)	(79)	(74)

Common stock outstanding, 214,694,470 shares outstanding
(March 31, 2015 - 213,827,258 shares outstanding; December 31,
2014 - 212,984,700 shares outstanding)	21,469	21,383	21,298
Additional paid-in capital	923,829	917,203	916,067
Retained earnings	708,197	742,271	716,625
Accumulated other comprehensive loss	(21,379)	(11,211)	(18,351)
Total stockholders' equity	1,668,220	1,705,750	1,671,743
Total liabilities and stockholders' equity	$12,578,813	$13,147,919	$12,727,835

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2015	2015	2014	2015	2014

Net interest income:
Interest income	$151,632	$152,485	$158,423	$304,117	$318,994
Interest expense	25,155	26,838	28,516	51,993	57,767
Net interest income	126,477	125,647	129,907	252,124	261,227
Provision for loan and lease losses	74,266	32,970	26,744	107,236	58,659
Net interest income after provision for loan and lease losses	52,211	92,677	103,163	144,888	202,568

Non-interest income:
Service charges on deposit accounts	5,219	4,555	4,222	9,774	8,349
Mortgage banking activities	4,763	3,618	3,036	8,381	6,404
Net (loss) gain on investments and impairments	(13,097)	(156)	291	(13,253)	291
Equity in loss of unconsolidated entity	-	-	(670)	-	(7,280)
Bargain purchase gain	-	13,443	-	13,443	-
Other non-interest income	9,785	11,269	9,052	21,054	19,517
Total non-interest income	6,670	32,729	15,931	39,399	27,281

Non-interest expenses:
Employees' compensation and benefits	37,945	35,654	34,793	73,599	67,691
Occupancy and equipment	15,059	14,349	14,482	29,408	28,800
Business promotion	3,934	2,868	4,142	6,802	8,115
Professional fees	19,005	15,218	11,955	34,223	22,448
Taxes, other than income taxes	3,131	3,001	4,504	6,132	9,079
Insurance and supervisory fees	6,796	6,860	10,784	13,656	21,774
Net loss on other real estate owned operations	4,874	2,628	6,778	7,502	12,615
Other non-interest expenses	12,055	11,150	10,707	23,205	20,408
Total non-interest expenses	102,799	91,728	98,145	194,527	190,930

(Loss) income before income taxes	(43,918)	33,678	20,949	(10,240)	38,919
Income tax benefit (expense)	9,844	(8,032)	276	1,812	(611)

Net (loss) income	$(34,074)	$25,646	$21,225	$(8,428)	$38,308

Net (loss) income attributable to common stockholders	$(34,074)	$25,646	$22,505	$(8,428)	$39,967

(Loss) earnings per common share:

Basic	$(0.16)	$0.12	$0.11	$(0.04)	$0.19
Diluted	$(0.16)	$0.12	$0.11	$(0.04)	$0.19

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 166 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; and First Management of Puerto Rico, a domestic corporation that holds tax-exempt assets. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)
	Quarter Ended					Six Month Period Ended
	June 30,		March 31,	June 30,		June 30,		June 30,
	2015		2015	2014		2015		2014
Condensed Income Statements:
Total interest income	$151,632		$152,485	$158,423		$304,117		$318,994
Total interest expense	25,155		26,838	28,516		51,993		57,767
Net interest income	126,477		125,647	129,907		252,124		261,227
Provision for loan and lease losses	74,266		32,970	26,744		107,236		58,659
Non-interest income	6,670		32,729	15,931		39,399		27,281
Non-interest expenses	102,799		91,728	98,145		194,527		190,930
(Loss) income before income taxes	(43,918)		33,678	20,949		(10,240)		38,919
Income tax benefit (expense)	9,844		(8,032)	276		1,812		(611)
Net (loss) income	(34,074)		25,646	21,225		(8,428)		38,308
Net (loss) income attributable to common stockholders	(34,074)		25,646	22,505		(8,428)		39,967

Per Common Share Results:
Net (loss) earnings per share basic	$(0.16)		$0.12	$0.11		$(0.04)		$0.19
Net (loss) earnings per share diluted	$(0.16)		$0.12	$0.11		$(0.04)		$0.19
Cash dividends declared	$-		$-	$-		$-		$-
Average shares outstanding	211,247		210,686	208,202		210,968		206,974
Average shares outstanding diluted	211,247		212,746	210,144		210,968		208,517
Book value per common share	$7.60		$7.81	$5.97		$7.60		$5.97
Tangible book value per common share (1)	$7.35		$7.55	$5.72		$7.35		$5.72

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(1.06)		0.81	0.67		(0.13)		0.61
Interest Rate Spread (2)	4.13		4.13	4.19		4.12		4.22
Net Interest Margin (2)	4.33		4.31	4.37		4.32		4.40
Return on Average Total Equity	(8.06)		6.15	6.66		(1.00)		6.12
Return on Average Common Equity	(8.23)		6.29	6.95		(1.03)		6.41
Average Total Equity to Average Total Assets	13.19		13.13	10.10		13.16		9.93
Total capital	19.44		19.20	18.06		19.44		18.06
Common equity Tier 1 capital	16.37		16.15	13.92		16.37		13.92
Tier 1 capital	16.37		16.15	16.80		16.37		16.80
Leverage	11.94		12.16	12.04		11.94		12.04
Tangible common equity ratio (1)	12.61		12.33	9.76		12.61		9.76
Dividend payout ratio	-		-	-		-		-
Efficiency ratio (3)	77.21		57.92	67.30		66.73		66.18

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.40		2.38	2.55		2.40		2.55
Net charge-offs (annualized) to average loans	3.35	(4)	1.25	2.19	(6)	2.30	(4)	2.15	(6)
Provision for loan and lease losses to net charge-offs	94.23	(5)	112.52	51.09	(7)	99.19	(5)	56.76	(7)
Non-performing assets to total assets	5.12		5.74	6.05		5.12		6.05
Non-performing loans held for investment to total loans held for investment	5.03		5.94	5.96		5.03		5.96
Allowance to total non-performing loans held for investment	47.79		40.11	42.71		47.79		42.71
Allowance to total non-performing loans held for investment excluding residential real estate loans	76.77		57.82	61.96		76.77		61.96

Other Information:
Common Stock Price: End of period	$4.82		$6.20	$5.44		$4.82		$5.44

1- Non-GAAP measure. See page 15 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4 - The ratio of net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.75% and 1.01% for the quarter and six-month period ended June 30, 2015, respectively.
5 - The ratio of provision for loan and lease losses to net charge-offs, excluding the impact of the bulk sale of assets, was 157.21% and 129.16% for the quarter and six-month period ended June 30, 2015, respectively.
6 - The ratio of net charge-offs to average loans, excluding the impact associated with the acquisition of mortgage loans from Doral in the second quarter of 2014, was 1.90% and 2.01% for the quarter and six-month period ended June 30, 2014, respectively.
7 - The ratio of provision for loan and lease losses to net charge-offs, excluding the impact associated with the acquisition of mortgage loans from Doral in the second quarter of 2014, was 55.72% and 59.35% for the quarter and six-month period ended June 30, 2014, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing
Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2015	2015	2014	2015	2015	2014	2015	2015	2014

Interest-earning assets:
Money market & other short-term investments	$737,227	$808,754	$729,302	$510	$537	$454	0.28%	0.27%	0.25%
Government obligations (2)	469,155	421,948	335,813	2,617	2,338	2,101	2.24%	2.25%	2.51%
Mortgage-backed securities	1,508,831	1,551,804	1,717,748	10,297	12,501	14,191	2.74%	3.27%	3.31%
FHLB stock	25,435	25,467	27,995	257	295	273	4.05%	4.70%	3.91%
Other investments	818	357	320	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,741,466	2,808,330	2,811,178	13,681	15,671	17,019	2.00%	2.26%	2.43%
Residential mortgage loans	3,321,269	3,120,648	2,635,082	46,310	43,482	36,707	5.59%	5.65%	5.59%
Construction loans	169,890	172,055	198,665	1,566	1,532	1,691	3.70%	3.61%	3.41%
C&I and commercial mortgage loans	4,002,266	4,127,305	4,658,776	43,316	43,671	50,473	4.34%	4.29%	4.35%
Finance leases	228,749	230,299	243,014	4,507	4,611	4,985	7.90%	8.12%	8.23%
Consumer loans	1,687,243	1,729,448	1,825,255	46,875	47,523	52,291	11.14%	11.14%	11.49%
Total loans (4) (5)	9,409,417	9,379,755	9,560,792	142,574	140,819	146,147	6.08%	6.09%	6.13%
Total interest-earning assets	$12,150,883	$12,188,085	$12,371,970	$156,255	$156,490	$163,166	5.16%	5.21%	5.29%

Interest-bearing liabilities:
Brokered CDs	$2,437,937	$2,736,653	$3,124,808	$6,039	$6,610	$7,496	0.99%	0.98%	0.96%
Other interest-bearing deposits	6,034,536	5,848,597	5,838,450	10,941	11,084	11,970	0.73%	0.77%	0.82%
Other borrowed funds	971,194	1,131,959	1,131,959	7,231	8,210	8,217	2.99%	2.94%	2.91%
FHLB advances	325,000	325,000	300,220	944	934	833	1.17%	1.17%	1.11%
Total interest-bearing liabilities	$9,768,667	$10,042,209	$10,395,437	$25,155	$26,838	$28,516	1.03%	1.08%	1.10%
Net interest income				$131,100	$129,652	$134,650
Interest rate spread							4.13%	4.13%	4.19%
Net interest margin							4.33%	4.31%	4.37%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.5 million, $2.7 million and $2.8 million for the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing
Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Six-Month Period Ended	2015	2014	2015	2014	2015	2014

Interest-earning assets:
Money market & other short-term investments	$774,782	$736,772	$1,047	$954	0.27%	0.26%
Government obligations (2)	445,682	339,313	4,955	4,159	2.24%	2.47%
Mortgage-backed securities	1,530,197	1,709,097	22,798	30,283	3.00%	3.57%
FHLB stock	25,451	28,199	552	614	4.37%	4.39%
Other investments	590	320	-	-	0.00%	0.00%
Total investments (3)	2,776,702	2,813,701	29,352	36,010	2.13%	2.58%
Residential mortgage loans	3,221,513	2,592,738	89,792	71,665	5.62%	5.57%
Construction loans	170,967	207,553	3,098	3,706	3.65%	3.60%
C&I and commercial mortgage loans	4,064,440	4,741,613	86,987	101,785	4.32%	4.33%
Finance leases	229,520	244,613	9,118	10,175	8.01%	8.39%
Consumer loans	1,708,229	1,824,966	94,398	105,306	11.14%	11.64%
Total loans (4) (5)	9,394,669	9,611,483	283,393	292,637	6.08%	6.14%
Total interest-earning assets	$12,171,371	$12,425,184	$312,745	$328,647	5.18%	5.33%

Interest-bearing liabilities:
Brokered CDs	$2,586,470	$3,154,996	$12,649	$15,103	0.99%	0.97%
Other interest-bearing deposits	5,900,493	5,881,642	22,025	24,662	0.75%	0.85%
Other borrowed funds	1,051,132	1,131,959	15,441	16,345	2.96%	2.91%
FHLB advances	325,000	300,110	1,878	1,657	1.17%	1.11%
Total interest-bearing liabilities	$9,863,095	$10,468,707	$51,993	$57,767	1.06%	1.11%
Net interest income			$260,752	$270,880
Interest rate spread					4.12%	4.22%
Net interest margin					4.32%	4.40%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $5.2 million, and $5.8 million for the six-month period ended June 30, 2015 and 2014, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2015	2015	2014	2015	2014

Service charges on deposit accounts	$5,219	$4,555	$4,222	$9,774	$8,349
Mortgage banking activities	4,763	3,618	3,036	8,381	6,404
Insurance income	1,522	3,022	1,467	4,544	4,038
Broker-dealer income	-	-	-	-	459
Other operating income	8,263	8,247	7,585	16,510	15,020

Non-interest income before net (loss)
gain on investments, bargain purchase
gain and equity in loss of
unconsolidated entity	19,767	19,442	16,310	39,209	34,270

Net gain on sale of investments	-	-	291	-	291
OTTI on debt securities	(13,097)	(156)	-	(13,253)	-
Net (loss) gain on investments	(13,097)	(156)	291	(13,253)	291

Bargain purchase gain	-	13,443	-	13,443	-
Equity in loss of unconsolidated entity	-	-	(670)	-	(7,280)
	$6,670	$32,729	$15,931	$39,399	$27,281

Table 5 – Non-Interest Expenses

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2015	2015	2014	2015	2014

Employees' compensation and benefits	$37,841	$35,654	$34,793	$73,495	$67,691
Occupancy and equipment	15,059	14,231	14,246	29,290	27,846
Deposit insurance premium	5,405	5,770	9,579	11,175	19,401
Other insurance and supervisory fees	1,391	1,090	1,205	2,481	2,373
Taxes, other than income taxes	3,131	3,001	4,504	6,132	9,079
Professional fees:
Collections, appraisals and other credit related fees	3,777	3,432	2,717	7,209	4,471
Outsourcing technology services	4,789	4,704	4,600	9,493	8,814
Other professional fees	7,539	5,356	4,073	12,895	8,598
Credit and debit card processing expenses	3,945	3,957	3,882	7,902	7,706
Branch consolidations and other restructuring expenses	-	-	236	-	954
Business promotion	3,660	2,705	4,142	6,365	8,115
Communications	2,045	1,608	1,894	3,653	3,773
Net loss on OREO operations	4,624	2,628	6,778	7,252	12,615
Loss on sale of certain OREOs included in the bulk sale	250	-	-	250	-
Expenses related to bulk sale of assets	918	-	-	918	-
Non-recurring expenses related to
acquisitions of loans/assumption
of deposits from Doral	2,562	2,084	576	4,646	576
Other	5,863	5,508	4,920	11,371	8,918
Total	$102,799	$91,728	$98,145	$194,527	$190,930

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	June 30,	March 31,	December 31,
	2015	2015	2014
Balance Sheet Data:
Loans, including loans held for sale	$9,297,701	$9,567,095	$9,339,392
Allowance for loan and lease losses	221,518	226,064	222,395
Money market and investment securities	2,211,304	2,217,376	2,008,380
Intangible assets	53,235	54,634	49,907
Deferred tax asset, net	310,385	310,869	313,045
Total assets	12,578,813	13,147,919	12,727,835
Deposits	9,504,576	9,841,038	9,483,945
Borrowings	1,251,492	1,456,959	1,456,959
Total preferred equity	36,104	36,104	36,104
Total common equity	1,653,495	1,680,857	1,653,990
Accumulated other comprehensive loss, net of tax	(21,379)	(11,211)	(18,351)
Total equity	1,668,220	1,705,750	1,671,743

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	June 30,	March 31,	December 31,
	2015	2015	2014

Residential mortgage loans	$3,327,350	$3,331,620	$3,011,187

Commercial loans:
Construction loans	120,848	124,440	123,480
Commercial mortgage loans	1,518,151	1,649,263	1,665,787
Commercial and Industrial loans	2,352,111	2,442,867	2,479,437
Commercial loans	3,991,110	4,216,570	4,268,704

Finance leases	228,280	230,183	232,126

Consumer loans	1,670,935	1,706,999	1,750,419
Loans held for investment	9,217,675	9,485,372	9,262,436
Loans held for sale	80,026	81,723	76,956
Total loans	$9,297,701	$9,567,095	$9,339,392

Table 8 – Loan Portfolio by Geography

(In thousands)	As of June 30, 2015
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,612,613	$333,914	$380,823	$3,327,350

Commercial loans:
Construction loans	62,037	30,168	28,643	120,848
Commercial mortgage loans	1,182,764	73,516	261,871	1,518,151
Commercial and Industrial loans	1,925,811	121,361	304,939	2,352,111
Commercial loans	3,170,612	225,045	595,453	3,991,110

Finance leases	228,280	-	-	228,280

Consumer loans	1,583,342	47,071	40,522	1,670,935
Loans held for investment	7,594,847	606,030	1,016,798	9,217,675

Loans held for sale	38,425	40,170	1,431	80,026
Total loans	$7,633,272	$646,200	$1,018,229	$9,297,701

(In thousands)	As of March 31, 2015
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,632,602	$336,916	$362,102	$3,331,620

Commercial loans:
Construction loans	69,810	28,564	26,066	124,440
Commercial mortgage loans	1,309,257	68,367	271,639	1,649,263
Commercial and Industrial loans	2,018,229	125,389	299,249	2,442,867
Commercial loans	3,397,296	222,320	596,954	4,216,570

Finance leases	230,183	-	-	230,183

Consumer loans	1,621,126	47,273	38,600	1,706,999
Loans held for investment	7,881,207	606,509	997,656	9,485,372

Loans held for sale	40,284	40,314	1,125	81,723
Total loans	$7,921,491	$646,823	$998,781	$9,567,095

(In thousands)	As of December 31, 2014
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,325,455	$341,098	$344,634	$3,011,187

Commercial loans:
Construction loans	70,618	30,011	22,851	123,480
Commercial mortgage loans	1,305,057	69,629	291,101	1,665,787
Commercial and Industrial loans	2,072,265	120,947	286,225	2,479,437
Commercial loans	3,447,940	220,587	600,177	4,268,704

Finance leases	232,126	-	-	232,126

Consumer loans	1,666,373	47,811	36,235	1,750,419
Loans held for investment	7,671,894	609,496	981,046	9,262,436

Loans held for sale	34,972	40,317	1,667	76,956
Total loans	$7,706,866	$649,813	$982,713	$9,339,392

Table 9 – Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,
	2015	2015	2014
Non-performing loans held for investment:
Residential mortgage	$175,035	$172,583	$180,707
Commercial mortgage	95,088	142,385	148,473
Commercial and Industrial	143,935	186,500	122,547
Construction	16,118	27,163	29,354
Consumer and Finance leases	33,397	34,913	42,815
Total non-performing loans held for investment	463,573	563,544	523,896

OREO	122,129	122,628	124,003
Other repossessed property	10,706	13,585	14,229
Total non-performing assets, excluding loans held for sale	$596,408	$699,757	$662,128

Non-performing loans held for sale	48,032	54,588	54,641
Total non-performing assets, including loans held for sale (1)	$644,440	$754,345	$716,769

Past-due loans 90 days and still accruing (2)	$196,547	$178,572	$162,887
Allowance for loan and lease losses	$221,518	$226,064	$222,395
Allowance to total non-performing loans held for investment	47.79%	40.11%	42.45%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	76.77%	57.82%	64.80%

(1)	Purchased credit impaired loans of $178.5 million accounted for under ASC 310-30 as of June 30, 2015, primarily mortgage loans acquired from Doral in the first quarter of 2015 and second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2015 of approximately $18.2 million, primarily related to loans acquired from Doral in the first quarter of 2015 and second quarter of 2014.

Table 10– Non-Performing Assets by Geography

(In thousands)	June 30,	March 31,	December 31,
	2015	2015	2014
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$154,446	$149,156	$156,361
Commercial mortgage	77,436	120,770	121,879
Commercial and Industrial	138,481	180,793	116,301
Construction	12,398	23,269	24,526
Finance leases	3,257	2,979	5,245
Consumer	28,247	30,003	35,286
Total non-performing loans held for investment	414,265	506,970	459,598

OREO	110,551	110,378	111,041
Other repossessed property	10,653	13,520	14,150
Total non-performing assets, excluding loans held for sale	$535,469	$630,868	$584,789
Non-performing loans held for sale	8,027	14,583	14,636
Total non-performing assets, including loans held for sale (1)	$543,496	$645,451	$599,425
Past-due loans 90 days and still accruing (2)	$189,619	$176,361	$154,375

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$14,265	$16,522	$15,483
Commercial mortgage	10,642	12,909	11,770
Commercial and Industrial	5,454	5,707	6,246
Construction	3,565	3,738	4,064
Consumer	531	549	887
Total non-performing loans held for investment	34,457	39,425	38,450

OREO	6,152	6,064	6,967
Other repossessed property	17	30	22
Total non-performing assets, excluding loans held for sale	$40,626	$45,519	$45,439
Non-performing loans held for sale	40,005	40,005	40,005
Total non-performing assets, including loans held for sale	$80,631	$85,524	$85,444
Past-due loans 90 days and still accruing	$6,303	$2,004	$5,281

United States:
Non-performing loans held for investment:
Residential mortgage	$6,324	$6,905	$8,863
Commercial mortgage	7,010	8,706	14,824
Commercial and Industrial	-	-	-
Construction	155	156	764
Consumer	1,362	1,382	1,397
Total non-performing loans held for investment	14,851	17,149	25,848

OREO	5,426	6,186	5,995
Other repossessed property	36	35	57
Total non-performing assets, excluding loans held for sale	$20,313	$23,370	$31,900
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$20,313	$23,370	$31,900
Past-due loans 90 days and still accruing	$625	$207	$3,231

(1)	Purchased credit impaired loans of $178.5 million accounted for under ASC 310-30 as of June 30, 2015, primarily mortgage loans acquired from Doral in the first quarter of 2015 and second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2015 of approximately $18.2 million, primarily related to loans acquired from Doral in the first quarter of 2015 and second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended					Year Ended
(Dollars in thousands)	June 30,		March 31,	June 30,		June 30,		June 30,
	2015		2015	2014		2015		2014

Allowance for loan and lease losses, beginning of period	$226,064		$222,395	$266,778		$222,395		$285,858
Provision for loan and lease losses	74,266	(1)	32,970	26,744	(6)	107,236	(1)	58,659	(6)
Net (charge-offs) recoveries of loans:
Residential mortgage	(3,257)		(5,094)	(4,687)		(8,351)		(11,040)
Commercial mortgage	(41,665)	(2)	(3,730)	(9,126)		(45,395)	(2)	(14,901)
Commercial and Industrial	(20,417)	(3)	(3,895)	(19,036)	(7)	(24,312)	(3)	(40,832)	(7)
Construction	(2,083)	(4)	(398)	(2,606)		(2,481)	(4)	(2,959)
Consumer and finance leases	(11,390)		(16,184)	(16,890)		(27,574)		(33,608)
Net charge-offs	(78,812)	(5)	(29,301)	(52,345)	(7)	(108,113)	(5)	(103,340)	(7)
Allowance for loan and lease losses, end of period	$221,518		$226,064	$241,177		$221,518		$241,177

Allowance for loan and lease losses to period end total loans
held for investment	2.40%		2.38%	2.55%		2.40%		2.55%
Net charge-offs (annualized) to average loans outstanding
during the period	3.35%		1.25%	2.19%		2.30%		2.15%
Net charge-offs (annualized), excluding charge-offs of $61.4 million related to the bulk sale of assets in the second
quarter of 2015 and $6.9 million related to the acquisition
of mortgage loans from Doral in the second quarter of 2014,
to average loans outstanding during the period	0.75%		1.25%	1.90%		1.01%		2.01%
Provision for loan and lease losses to net charge-offs during	0.94x		1.13x	0.51x		0.99x		0.57x
the period
Provision for loan and lease losses to net charge-offs during	1.57x		1.13x	0.56x		1.29x		0.59x
the period, excluding impact of the bulk sale of assets in
the second quarter of 2015 and the acquisition of mortgage
loans from Doral in the second quarter of 2014
(1) Includes provision of $46.9 million associated with the bulk sale of assets.
(2) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets.
(3) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets.
(4) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets.
(5) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets.
(6) Includes a provision of $1.4 million associated with the acquisition of mortgage loans from Doral.
(7) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral.

Table 12 – Net Charge-Offs to Average Loans

	Six-Month Period ended		Year Ended
	June 30, 2015		December 31,		December 31,		December 31,	December 31,
	(annualized)		2014		2013		2012	2011

Residential mortgage	0.52%		0.85%		4.77%	(7)	1.32%	1.32%

Commercial mortgage	5.55%	(1)	0.84%		3.44%	(8)	1.41%	3.21%

Commercial and Industrial	2.00%	(2)	2.13%	(5)	3.52%	(9)	1.21%	1.57%

Construction	2.90%	(3)	2.76%		15.11%	(10)	10.49%	16.33%

Consumer and finance leases	2.85%		3.46%		2.76%		1.92%	2.33%

Total loans	2.30%	(4)	1.81%	(6)	4.01%	(11)	1.74%	2.68%

(1) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.00%.
(2) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.31%.
(3) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.98)%.
(4) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.
(5) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.95%.
(6) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.74%.
(7) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.
(8) Includes net charge-offs totaling $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.
(9) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.04%.
(10) Includes net charge-offs totaling $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.
(11) Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.68%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com